Exhibit 99.1

Investor Contact:

Kurt Abkemeier

Cbeyond, Inc.

Vice President, Finance and Treasurer

(678) 370-2887

CBEYOND ANNOUNCES RESULTS FROM ANNUAL MEETING

ATLANTA (June 12, 2009) — Cbeyond, Inc. (NASDAQ: CBEY), a leading IP-based managed services provider to small businesses, today announced the results of management proposals at its 2009 annual meeting of stockholders.

At the meeting, Cbeyond’s stockholders:

•	elected all three of the Class I nominees for director with a term to expire in 2012: D. Scott Luttrell, James N. Perry Jr. and Martin Mucci;

•	ratified the selection of Ernst & Young LLP as Cbeyond’s independent registered public accounting firm for the fiscal year ending December 31, 2009;

•	approved Cbeyond’s 2005 Equity Incentive Award Plan, as amended and restated to add additional performance goals, for Section 162(m) purposes; and

•	approved Cbeyond’s Senior Executive Bonus Plan for Section 162(m) purposes.

A majority of the votes were cast in favor of each of the Class I nominees for director and the ratification of Ernst & Young LLP as the company’s independent registered public accounting firm as well as the proposals regarding the Equity Incentive Award Plan and the Senior Executive Bonus Plan.

About Cbeyond

Cbeyond, Inc. (NASDAQ: CBEY) is a leading IP-based managed services provider that delivers integrated packages of communications and IT services to more than 44,000 small businesses throughout the United States. Cbeyond offers more than 30 productivity-enhancing applications including local and long-distance voice, broadband Internet, mobile, BlackBerry(R), broadband laptop access, voicemail, email, web hosting, fax-to-email, data backup, file-sharing and virtual private networking. Cbeyond manages these services over a private, 100-percent Voice over Internet Protocol (VoIP) facilities-based network. For more information on Cbeyond, visit www.cbeyond.net.